Registration No. 333-
As filed with the Securities and Exchange Commission on November 21, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Seneca Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland	39-4029114
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

35 Oswego Street
Baldwinsville, New York 13027
(Address of Principal Executive Offices)

Seneca Bancorp, Inc. 2019 Equity Incentive Plan
(formerly the Seneca Financial Corp. 2019 Equity Incentive Plan)
Seneca Savings Bank, National Association 401(k) Plan
(formerly the Seneca Savings 401(k) Plan)
(Full Title of the Plan(s))

Copies to:
Mr. Joseph G. Vitale	Benjamin M. Azoff, Esq.
President and Chief Executive Officer	Brendan M. Saxon, Esq.
Seneca Bancorp, Inc.	Luse Gorman, PC
35 Oswego Street	5335 Wisconsin Ave., N.W., Suite 780
Baldwinsville, New York 13027	Washington, DC 20015-2035
(315) 638-0233	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2. Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Seneca Bancorp, Inc. 2019 Equity Incentive Plan (the “Equity Plan”) and the Seneca Savings Bank, National Association 401(k) Plan (the “401(k) Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed by Seneca Bancorp, Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(a)  The Company’s 424(b)(3) Prospectus filed with the Commission on August 22, 2025 (File No. 333-288044);
(b)  The Company’s Current Reports on Form 8-K filed with the Commission on August 18, 2025, August 22, 2025, September 17, 2025, September 24, 2025, September 30, 2025, October 10, 2025, and October 15, 2025 (File No. for all 333-288044);
(c)   The Company’s Quarterly Reports on Form 10-Q filed with the Commission on September 26, 2025 (File No. 333-288044), and November 14, 2025 (File No. 000-56790); and
(d)  The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on October 15, 2025, to register the Company's common stock under the Exchange Act (File No. 000-56790), including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.

Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers
Articles 10 and 11 of the Articles of Incorporation of Seneca Bancorp, Inc. (the “Corporation”) set forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may occur in their capacity as such:
ARTICLE 10.  Indemnification, etc. of Directors and Officers.
A.  Indemnification.  The Corporation shall indemnify (i) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B.  Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.
C.  Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
D.  Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
E.  Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
F.  Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

G.  Repeal or Modification Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of any indemnitee or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.
ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
Item 7.  Exemption From Registration Claimed.
Not applicable.
Item 8.  List of Exhibits.
Regulation S-K Exhibit Number	Document

3.1
Articles of Incorporation of Seneca Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Seneca Bancorp, Inc., as amended (File No. 333-288044), initially filed with the Commission on June 13, 2025)

3.2
Bylaws of Seneca Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Seneca Bancorp, Inc., as amended (File No. 333-288044), initially filed with the Commission on June 13, 2025)

4
Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 of Seneca Bancorp, Inc., as amended (File No. 333-288044), initially filed with the Commission on June 13, 2025)

5	Opinion of Luse Gorman, PC*

10.1	Seneca Bancorp, Inc. 2019 Equity Incentive Plan*

10.2	Form of Restricted Stock Award Agreement*

10.3	Form of Incentive Stock Option Award Agreement*

10.4	Form of Non-Qualified Stock Option Award Agreement*

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm*

24	Power of Attorney (contained on signature page)

107	Filing Fee Table*
_________________________
*Filed herewith.
The undersigned registrant hereby undertakes that it has submitted, or will submit, the 401(k) Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made, or will make, all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:
1.  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Baldwinsville, State of New York, on November 21, 2025.
SENECA BANCORP, INC.

By:	/s/ Joseph G. Vitale
Joseph G. Vitale
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY
We, the undersigned directors and officers of Seneca Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Joseph G. Vitale, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Joseph G. Vitale may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Equity Plan and the registration of Company common stock and participation interests offered or sold to the 401(k) Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Joseph G. Vitale shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Joseph G. Vitale	President, Chief Executive Officer	November 21, 2025
Joseph G. Vitale	and Director
(Principal Executive Officer)

/s/ Vincent J. Fazio	Executive Vice President, Chief	November 21, 2025
Vincent J. Fazio	Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Mark Zames	Chairman of the Board	November 21, 2025
Mark Zames

/s/ Kimberly Boynton	Director	November 21, 2025
Kimberly Boynton

/s/ Michael Duteau	Director	November 21, 2025
Michael Duteau

/s/ James Hickey	Director	November 21, 2025
James Hickey

/s/ William Le Beau	Director	November 21, 2025
William Le Beau

The 401(k) Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the 401(k) Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Baldwinsville, State of New York, on November 21, 2025.

Seneca Savings Bank, National Association 401(k) Plan
By:	/s/ Joseph G. Vitale
Name: Joseph G. Vitale
Title: President and Chief Executive Officer